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                                                                     EXHIBIT 4.1
                                                                     -----------

                           MIKOHN GAMING CORPORATION
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                          EMPLOYEES' INVESTMENT PLAN
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                            Effective July 1, 1997
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     This is the EMPLOYEES' INVESTMENT PLAN ("Plan") adopted by the Board of
Directors ("Board") of Mikohn Gaming Corporation ("Company"). The Plan is intended to encourage savings by Company employees and to provide an additional benefit to Company employees in the form of a vehicle for regular investment in the Company's $.10 par value Common Stock (the "Stock").

1.   PARTICIPATION.

     1.1  Eligibility.  Participation in the Plan is wholly optional.  An
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eligible employee of the Company who elects to participate in the Plan is herein referred to as a "Participant." Every employee of the Company is eligible to become a Participant except (i) employees represented by a collective bargaining unit with which the Company does not have an agreement providing for participation in the Plan, and (ii) certain former Participants subject to
Section 5.3 hereof.

     1.2  Conditions of Eligibility.  An eligible employee who wishes to become
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a Participant in the Plan must

          1.2.1  Fill out and submit to the Human Resources Department, on a
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form it will supply, an application notifying the Company that he (or she;
personal pronouns are generic as used herein) wishes to become a Participant. Participation will commence on the first day of the month that begins at least 15 days after the Human Resources Department receives the application (the "Effective Date"). The Participant must specify the name or names (which must include the Participant's name) in which the Stock is to be held by the Trust identified below, must name a beneficiary, and supply such additional information as the form requires, and

          1.2.2  Have completed by the Effective Date at least three months of
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service as a full time employee of the Company.

2.   CONTRIBUTIONS
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     2.1  Participant Contributions.  Contributions will be deducted from the
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Participant's Compensation each month on a schedule agreed upon by the Company and the Participant.

     2.2  Compensation Defined.  "Compensation," for the purposes of determining
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a Participant's allowable contribution,

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     (i)    means everything of value received by a Participant that the Company is required to report under Internal Revenue Code ("Code") Sections 6041, 6051 and 6052 (as reflected in the wages, tips and other compensation box on Form W-2),

     (ii) includes wages as defined in Section 3401(a) and all other payments to the Participant by the Company (in the course of the Company's trade or business) for which the Company is required to furnish the Participant a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code,

     (iii) must be determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code), and

     (iv) excludes amounts paid or reimbursed by the Company for moving expenses incurred by a Participant, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Participant under Section 271 of the Code.

     2.3  Amount of Participant Contributions.  A Participant may contribute not
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less than 1% nor more than 10% of his Compensation to the Plan.

     2.4  Changes in Participant Contributions.  A Participant may change or
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suspend his contributions effective as of the first day of any month of which he shall have given the Human Resources Department at least 15 days written notice on its approved change form. A Participant may suspend his contribution at any time by giving such notice, but may not otherwise change his contribution more frequently than once every 120 days except in the event that he elects to terminate his participation in the Plan.

     2.5  Company Matching Contributions.  A Participant's Compensation
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contributed to the Plan is eligible for matching contributions by the Company.
The amounts of Participant contributions which the Company will match are based on length of service with the Company, as follows:

     Completed years of service        Compensation eligible for matching
     --------------------------        ----------------------------------
                                                   Up to
          Less than 1 year                           2%
               1                                     3%
               2                                     4%
               3                                     5%
          4 or more years                            6%

An increase in the amount of Compensation eligible for matching

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becomes effective on the first date Company matching contributions are made that follows an additional year of completed service.

     2.6  Amount of Company Matching Contributions.  The Company will match
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Participant contributions eligible for matching as shown in Section 2.5 to the extent of $0.50 on each dollar contributed.

3.   INVESTMENT OF CONTRIBUTIONS

     3.1  All Contributions Invested in Stock; Market Price.  All contributions,
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whether made by the Participant or the Company, will be used to purchase Stock at market price. "Market price" is the mean between the bid and asked prices of the Stock on the business day immediately preceding the day on which the purchase is made. The Company will purchase Stock directly from the Company (either authorized but unissued shares or treasury stock), on the market, or directly from persons who offer Stock to the Company, in the Company's
discretion.   When purchases are made on the market, the Company will pay the brokerage commission. Purchases of Stock with Participant and Company contributions received in a given month will be made as soon as practicable after the contributions are received but not before the first day of the following month.

     3.2  Allocation of Stock to Participants.  Stock purchased from time to
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time will be allocated to Participants' accounts according to their respective contributions and company matching contributions. Accounts may reflect fractional shares of Stock. However, upon withdrawal of Stock by Participants, no fractional shares will be issued; cash will be paid in lieu of any fractional share at the market price on the date of a Participant's termination or the date the Company receives a Participant's notice of withdrawal.

4.   TRUST TO HOLD TITLE TO STOCK PURCHASED PURSUANT TO PLAN

     4.1  The Trust.  The Company will establish a trust (the "Trust") with an
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appropriate financial institution (the "Trustee") to hold title to all Stock purchased pursuant to the Plan and to distribute the Stock as provided in the Plan. The Trust is established only for custodial purposes and to avoid the multiplicity of transactions and certificate issuances that otherwise would be necessary were title to each Participant's Stock transferred to him each month when Stock is purchased.

     4.2  Statements of Participants Accounts.  Approximately six weeks after
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each calendar quarter, each Participant will receive a quarterly statement showing the Stock (including any fractional share) held in his account by the Trust.

     4.3  Trust Will Vote Stock as Instructed by Participants.   Participants
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will receive all stockholder communications.  On matters requiring stockholder action, the Trustee will send

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Participants proxy material and will vote the Stock held by it in accordance with Participants' instructions, except that no fractional share will be voted.

5.   TERMINATION OF PARTICIPATION IN PLAN AND WITHDRAWAL OF STOCK BY
PARTICIPANTS

     5.1  Termination of Participation in Plan.  Participation in the Plan
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terminates automatically upon either a complete withdrawal of Stock by a
Participant or termination of a Participant's employment with the Company for any reason.

     5.2  Complete Withdrawal of Stock. Any Participant may withdraw all of his
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Stock (and thus terminate his participation in the Plan) at any time upon 15 days written notice to the Human Resources Department.

     5.3  Resumption of Participation in Plan After Voluntary Termination.  A
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Company employee who has terminated his participation in the Plan is ineligible to again become a Participant until the later of

          5.3.1  the first day of the month that begins at least
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twelve months after the last day of the month in which such employee notified the Company that he elected to completely withdraw his Stock from the Plan, or

          5.3.2  the date he again becomes eligible after submitting to the
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Human Resources Department the application specified in paragraph 1.2.1 above.

     5.4  Certain Participants' Right to Make Partial Withdrawals of Stock.  A
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Participant for whom the Trust holds more than 150 shares of Stock may make partial withdrawals of his Stock from time to time, subject to the following conditions:

          5.4.1  A Participant may not make a partial withdrawal that does not
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leave at least 100 shares of Stock in his Plan account.  Any withdrawal that would not leave at least 100 shares of Stock in a Participant's Plan account must be a complete withdrawal.

          5.4.2  A partial withdrawal may not exceed one-half of the Stock held
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by the Trust for the account of such Participant.

          5.4.3  Partial withdrawals of Stock may not be made more often than
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every 120 days nor more than twice in any calendar year.  Any withdrawal after the second partial withdrawal in any calendar year must be a complete withdrawal and will result in termination of participation in the Plan.

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          5.4.4  Fractional shares of Stock (nor cash paid in lieu of any
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fractional share) are not subject to partial withdrawal.

     5.5  Delivery of Certificates Representing Stock Withdrawn from Plan.
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Certificates representing Stock withdrawn from the Plan (together with a check representing cash in lieu of any fractional share) will be delivered to the person or persons entitled thereto as soon as practicable, but in no event later than thirty days after termination of employment or receipt by the Human Resources Department of written notice of withdrawal.

6.   CERTAIN TAX CONSEQUENCES

     6.1  Taxability  of Participant Contributions under Plan.  Under current
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law, the Plan is an "after tax" benefit plan.  Accordingly, the total amount contributed by each Participant remains part of his pay for the purpose of calculating/withholding social security and federal income taxes.

     6.2  Taxability of Company Matching Contributions.  All Company matching
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contributions made under the Plan are taxable to Participants as ordinary income, and the amount of any social security and federal income taxes on the dollar value of all Company matching contributions to each Participant's Plan account is subject to withholding from his pay. The result, all other things being equal, is that a Participant will experience an increase in these taxes (and in the amount withheld from his pay) equal to the additional federal income tax and any social security tax he will owe on the dollar value of the Company matching contribution to his Plan account.

     6.3  Recognition of Gains and Losses on Stock.  To any extent that the
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Stock of any Participant (irrespective of whether purchased by a Participant's contribution or the Company matching contribution) may appreciate in value, no federal income or capital gains tax will be payable on that appreciation until the Participant withdraws Stock from the Plan and sells it, and then only as to the Stock that is both withdrawn and sold. To any extent that the Stock might depreciate in value, no loss may be realized and no deduction taken in respect thereof until the Participant withdraws his Stock and sells it at a loss.

     WARNING.  THE FOREGOING IS NOT INTENDED TO BE A COMPREHENSIVE EXPLANATION
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OF ALL TAX CONSEQUENCES PARTICIPANTS IN THE PLAN MAY EXPERIENCE.  MOREOVER, TAX
LAWS ARE SUBJECT TO CHANGE. THE TAX TREATMENT OF THE PLAN AND PARTICIPANTS' CONTRIBUTIONS MAY CHANGE OVER TIME AND BECOME MORE OR LESS BURDENSOME. THE COMPANY ASSUMES NO LIABILITY WITH REGARD TO ANY TAX CONSEQUENCES TO ANY PARTICIPANT AT ANY TIME. PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISERS REGARDING ANY SPECIFIC QUESTIONS THEY MAY HAVE.

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     POTENTIAL BENEFITS TO PARTICIPANTS IN PLAN

     7.1  Value of Company Matching Contributions.  With respect to
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contributions eligible for Company matching, the Participant enjoys an immediate return of 50% on his contribution as of the date the Company matching contribution is made.

     7.2  Possible Appreciation in Value of Company Stock.  To any extent that
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the Stock appreciates in value, Participants benefit proportionately according to the number of shares purchased for their accounts with both Participant and Company matching contributions.

8.   POTENTIAL RISKS TO PARTICIPANTS

     8.1  POSSIBLE DECLINE IN VALUE OF STOCK.  PARTICIPANTS ARE EXPOSED TO THE
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RISK OF ANY DECLINE IN THE VALUE OF THE STOCK IN THEIR ACCOUNTS.  BECAUSE OF
COMPANY MATCHING CONTRIBUTIONS, THIS RISK IS SOMEWHAT REDUCED BECAUSE THE PARTICIPANT WILL NOT EXPERIENCE A LOSS, EITHER REAL OR IMPUTED, UNLESS AND UNTIL THE VALUE OF ALL STOCK IN HIS ACCOUNT DECLINES BY AN AMOUNT IN EXCESS OF THE AMOUNT OF THE COMPANY MATCHING CONTRIBUTION. HOWEVER, DECLINES OF THIS MAGNITUDE DO OCCUR, AND THERE IS NO GUARANTEE OR ASSURANCE THAT ANY PARTICIPANT WILL NOT SUFFER A LOSS BY PARTICIPATING IN THE PLAN.

9.   REGISTRATION OF PLAN WITH SEC

     9.1  Requirement to Register.  The Company is required to register the Plan
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with the Securities and Exchange Commission.

     9.2  Stock Issued Pursuant to Plan is Unrestricted.  Because the Plan will
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be registered with the SEC, Stock withdrawn from the Plan will be unrestricted and can be sold on the market without complying with any special conditions and without Company approval.

10.  AMENDMENT OR TERMINATION OF PLAN

     The Company reserves the right to terminate the Plan at any time, and to amend the Plan from time to time as its Board may deem appropriate; however, neither the termination of the Plan nor any amendment thereof may deprive any Participant of any Stock purchased for his account (or money contributed for that purpose by the Participant or owing for that purpose by the Company) to and including the date of termination.

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